Exhibit 10.16

AMENDMENT TO STOCK SALE AGREEMENT

THIS AMENDMENT (the “Amendment”) is made effective as of September 2, 2008 by and between Sunwin International Neutraceuticals, Inc., a Nevada corporation, (“Sunwin International”) and Shandong Shengwang Group Co., Ltd. a limited liability company organized under the laws of the Peoples Republic of China (“Shandong Shengwang”). Sunwin International and Shandong Shengwang may collectively be referred to as the “Parties”.

BACKGROUND

A.    Shandong Shengwang and Sunwin International are the parties to that certain Stock Sale and Purchase Agreement dated as of June 30, 2008 (the "Agreement"); and

B.        The amount of the net tangible assets of Shandong Shengwang was reduced from $11,693,666 to $10,334,022 as a result of the application of generally accepted accounting principles in the United States (“US GAAP”) required to eliminate the difference between the fair market value and cost basis of the land use rights that were recorded by Qufu Shengwang in its financial statements prior to completion of an audit to its financial statements as of April 30, 2008;

C.        As a result of the application of US GAAP, the parties desire to amend certain parts of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:
1.	CONSIDERATION

(a) Subject to the terms and conditions of this Agreement, Sunwin International shall acquire a number of shares of Sunwin International’s Common Stock (the “Purchased Shares”) calculated by dividing: (i) $6,200,413, which is equal to 60% of the value of the net tangible assets of Qufu Shengwang of $10,334,022 as of April 30, 2008 as determined by an independent audit prepared in accordance with US GAAP; by (ii) the average closing price of Sunwin International’s common stock on the OTC Bulletin Board over the 20 day period preceding the date of this Amendment which amount is $0.21 (the “Purchase Price”). The Purchase Price shall be payable in cash at the Exchange.

(b) In the event Qufu Shengwang does not earn a minimum of $5,000,000 in net income as determined in accordance with US GAAP (the “Target Amount”) over a period of 36 consecutive months beginning the first day of the month following the Exchange (the “Earnings Target Period”), then Shandong Shengwang shall be obligated to return to Sunwin International a number of shares of Sunwin International’s common stock equal to an amount computed by multiplying (i) a fraction, the numerator of which is the Target Amount less the amount of Qufu Shengwang’s net income earned over the Earn-Out Period and the denominator is the Target Amount; by (ii) the number of Purchased Shares.

2.	Section 2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

2(a).   The exchange of the stock for cash shall take place not later than September 30, 2008 (the “Exchange”).

3.

This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Shandong Shengwang Group Co., Ltd. By: /s/ Xia Li Name: Xia Li Title: General Manager	Sunwin International Neutraceuticals, Inc. By: /s/ Dongdong Lin Name: Dongdong Lin Title: CEO